UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 2, 2021

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On June 2, 2021, a wholly owned subsidiary of Tellurian Inc. (“Tellurian” or the “Company”), Driftwood LNG LLC (“Driftwood LNG”), entered into an LNG Sale and Purchase Agreement (the “LNG SPA”) with Vitol Inc., a Delaware corporation (“Vitol”). Subject to certain adjustments set forth in the LNG SPA, Vitol’s annual contract quantity (“ACQ”) of liquefied natural gas (“LNG”) will be 156,510,000 million British thermal units (MMBtu). The price for LNG sold under the LNG SPA will be a blended average price based on the Platts Japan Korea Marker (“JKM”) index price and the InterContinental Exchange Dutch Natural Gas Title Transfer Facility (“TTF”) futures contract price, in each case minus a transportation netback. The term of the LNG SPA is ten years from the date of first commercial delivery in respect of Plant 1 or Plant 2 of the Driftwood terminal.

Conditions to each party’s obligation to consummate the transactions contemplated by the LNG SPA include (i) Driftwood LNG having issued to Bechtel Oil, Gas and Chemicals, Inc. an unconditional full notice to proceed for the construction of Plant 1 and Plant 2 of the Driftwood terminal and (ii) Driftwood LNG or an affiliate thereof having secured the necessary financing arrangements to construct such plants and having achieved financial close under such arrangements.

The LNG SPA contains customary representations, warranties and covenants of Driftwood LNG and Vitol. Driftwood LNG, on the one hand, and Vitol, on the other hand, have agreed to indemnify each other against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain limits set forth in the LNG SPA. The LNG SPA also includes provisions regarding ACQ adjustments, suspension rights, failure to take LNG, failure to deliver LNG, inspection rights, force majeure, cool-downs, gas-ups, title and risk of loss transfers, invoicing and payment, berthing, loading and demurrage, testing and measurement standards, confidentiality, termination rights and other rights and requirements.

The foregoing description of the LNG SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the LNG SPA, which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 3, 2021, the Company issued a press release regarding the LNG SPA. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in this Item 7.01, including the information set forth in Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

At current commodity prices, each of the LNG SPA and the Company’s previously announced LNG Sale and Purchase Agreement with Gunvor Singapore Pte Ltd. is anticipated to result in revenue of approximately $12 billion over the ten-year term of the agreement. The Company is in discussions with other potential purchasers of LNG from the Driftwood Project.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of U.S. federal securities laws relating to, among other things, future revenue and discussions with LNG purchasers. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2020, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. The effectiveness of the agreements described in this report are subject to, among other things, a final investment decision with respect to the Driftwood Project, and reaching a final investment decision will require Tellurian to obtain significant amounts of additional capital. Estimated revenue from the agreements is based on the current JKM price (as quoted by S&P Platts) and the current TTF price (as quoted on www.theice.com) for the full term of the agreements; actual prices will vary. The agreements may be terminated in certain circumstances prior to the expiration of the 10-year terms. Discussions with other potential purchasers of LNG may not result in definitive sale and purchase agreements. The forward-looking statements in this report speak as of the date hereof. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1††	LNG Sale and Purchase Agreement by and between Driftwood LNG LLC and Vitol Inc., dated as of June 2, 2021

99.1	Press Release, dated as of June 3, 2021

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document (included as Exhibit 101)

††	Portions of this exhibit have been omitted in accordance with Item 601(b)(2) or 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby agrees to furnish supplementally an unredacted copy of this exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

By:	/s/ L. Kian Granmayeh
Name:	L. Kian Granmayeh
Title:	Executive Vice President and Chief Financial Officer

Date: June 3, 2021